     For Immediate Release
     March 3, 2017

Aleris Reports Fourth Quarter and Full Year 2016 Results
CLEVELAND, Ohio – March 3, 2017 – Aleris Corporation today reported results for the three months and year ended ended December 31, 2016.
Fourth Quarter Summary

▪	Net loss of $35 million compared to $13 million in the fourth quarter of 2015

▪	Adjusted EBITDA of $43 million; up from $39 million in the fourth quarter of 2015

▪	Stronger building and construction demand; stable global automotive volumes

▪	Weak distribution demand; softening aerospace demand

▪	Asia Pacific results continuing to benefit from growing aerospace volumes

▪	Pro forma liquidity of $437 million, after giving effect to the February 2017 issuance of an additional $250 million of 9½% Senior Secured Notes due 2021

Full Year Summary

▪	Net loss of $76 million compared to net income of $49 million in 2015

▪	Adjusted EBITDA of $205 million; down from $223 million in 2015

▪	Global aerospace volumes up 8%; global automotive volumes up 7%

▪	Unfavorable impacts of $17 million from challenging metal spreads; $5 million from foreign currency

▪	North America production issues and planned outages prevented full realization of demand

▪	Announced a definitive agreement for Aleris Corporation to be acquired by Zhongwang USA LLC; targeting closing in the first quarter of 2017

First Quarter Outlook

▪	Performance expected to be in line with or slightly above the first quarter of 2016

▪	Lower volumes and a lower value-added mix of products sold

▪	North America ABS project will unfavorably impact North America distribution volumes

▪	Aerospace destocking; lower automotive volumes due to program timing

▪	North America building and construction demand trends continue

▪	Favorable scrap spread trends as aluminum prices increase

▪	Aleris Operating System expected to drive productivity gains as operating performance improves

“Our solid fourth quarter performance across all regions, combined with the significant progress we’ve made on our strategic growth initiatives, gives us momentum in 2017,” Sean Stack, Aleris Chairman and CEO said. “Our China facility doubled its aerospace volumes over the past year and contributed positively to our results while our Lewisport automotive expansion is on track to hit key milestones and begin serving customers later this year. We are also encouraged by additional volume from our global aerospace customers that will provide a strong base for long-term growth.”

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	189	189	829	822
Revenue	$613	$637	$2,664	$2,918
Commercial margin (1)	$284	$278	$1,193	$1,204
Segment income	$56	$49	$246	$240
Loss from continuing operations	$(36)	$(19)	$(72)	$(72)
Net (loss) income	$(35)	$(13)	$(76)	$49
Adjusted EBITDA (1)	$43	$39	$205	$223
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Fourth Quarter 2016 Results
Net loss was $35 million in the fourth quarter of 2016 compared to $13 million in the fourth quarter of 2015. Adjusted EBITDA totaled $43 million for the fourth quarter of 2016 compared to $39 million for the fourth quarter of 2015. Fourth quarter net loss and Adjusted EBITDA were impacted by the following:

▪	improved rolling margins increased Adjusted EBITDA approximately $2 million;

▪	favorable metal spreads increased Adjusted EBITDA approximately $3 million;

▪	other items, including currency movements and the positive results from annual physical inventories, increased Adjusted EBITDA approximately $3 million;

▪
an unfavorable mix of products sold decreased Adjusted EBITDA approximately $1 million. Aerospace and heat exchanger demand in Europe softened during the quarter, while improved North America building and construction volumes were partially offset by declines in distribution and truck trailer volumes; and

▪	inflation more than offset project-specific productivity savings and decreased Adjusted EBITDA approximately $4 million.
In addition to the factors that impacted Adjusted EBITDA, net loss was also affected by the following:

▪	a $16 million unfavorable change in the provision for income taxes;

▪	a $9 million increase in start-up costs resulting primarily from our North America autobody sheet (“ABS”) project;

▪	a $5 million decrease in income from discontinued operations;

▪	a $5 million increase in interest expense resulting primarily from the 9½% Senior Secured Notes due 2021 issued in 2016 and increased borrowings on the 2015 ABL Facility;

▪	a $5 million decrease in depreciation expense resulting primarily from certain assets that became fully depreciated in 2015; and

▪
a $3 million favorable variation in metal price lag ($4 million favorable in the fourth quarter of 2016 compared to $1 million favorable in the fourth quarter of 2015). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses.

In the fourth quarter of 2016, capital expenditures were $62 million, the majority of which was spent on the North America ABS project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with ABS shipments anticipated to commence in 2017.
As of December 31, 2016, Aleris had liquidity of $176 million, which consisted of approximately $121 million of availability under our 2015 ABL Facility plus $56 million of cash on hand. In February 2017, Aleris issued an additional $250 million of 9½% Senior Secured Notes due 2021, which generated cash proceeds of approximately $264 million, net of underwriter fees.
North America
North America segment income increased to $16 million in the fourth quarter of 2016 from $15 million in the fourth quarter of 2015. Segment Adjusted EBITDA increased to $14 million in the fourth quarter of 2016 from $12 million in the fourth quarter of 2015. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
higher volumes and favorable cost absorption that more than offset a weaker mix of products sold increased segment Adjusted EBITDA approximately $2 million. The increase in shipments resulted primarily from a 19 percent increase in building and construction volumes, partially offset by 18 percent and 10 percent decreases in distribution and truck trailer volumes, respectively. While production volumes increased as operational performance improved, distribution shipments were negatively impacted by the effects of third quarter planned outages on the Lewisport hot mill;

▪	improved rolling margins increased segment Adjusted EBITDA approximately $2 million;

▪	favorable scrap spreads resulting from rising aluminum prices increased segment Adjusted EBITDA approximately $1 million; and

▪	cost inflation more than offset productivity as utility cost, paint and freight were higher than 2015 and decreased segment Adjusted EBITDA approximately $3 million.
In addition to the factors above, segment income was impacted by a $1 million unfavorable variance in metal price lag.
Europe
Europe segment income increased to $36 million in the fourth quarter of 2016 from $32 million in the fourth quarter of 2015. Segment Adjusted EBITDA was $34 million in the fourth quarter of both 2016 and 2015. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	lower energy costs, productivity gains and positive results from annual physical inventories, partially offset by higher employee costs, increased segment Adjusted EBITDA approximately $2 million; and

▪
a decrease in volume and an unfavorable mix of products sold, partially offset by favorable cost absorption, decreased segment Adjusted EBITDA approximately $4 million. The decrease in volumes primarily related to 10 percent, 1 percent and 14 percent decreases in aerospace, automotive and heat exchanger volumes, respectively.

In addition to the factors above, segment income was impacted by a $3 million favorable variance in metal price lag.

Asia Pacific
Our Asia Pacific segment reported segment income of $5 million and segment Adjusted EBITDA of $4 million in the fourth quarter of 2016 as compared to $1 million for both measures in the fourth quarter of 2015. The increases to segment income and segment Adjusted EBITDA were primarily due to the ongoing improvement in the mix with more aerospace products sold and favorable currency movements. In addition, segment income was impacted by a $1 million favorable variance in metal price lag.
Potential Acquisition of Aleris Corporation
On August 29, 2016, Aleris Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zhongwang USA LLC (“Zhongwang USA”), Zhongwang Aluminum Corporation, a direct, wholly owned subsidiary of Zhongwang USA (“Merger Sub”), and the stockholders representative party thereto, pursuant to which Merger Sub will be merged with and into Aleris Corporation, on the terms and subject to the conditions set forth in the Merger Agreement, with Aleris Corporation as the surviving entity (the “Merger”). Upon consummation of the Merger, Aleris Corporation is expected to be a direct, wholly owned subsidiary of Zhongwang USA, which is expected to be indirectly beneficially owned by entities affiliated with Mr. Liu Zhongtian and other investors and financial institutions. Zhongwang USA has agreed to pay approximately $1.1 billion in cash, subject to adjustment, for the equity of Aleris Corporation and will assume certain of the Company’s outstanding indebtedness.
The Merger is targeted to close in the first quarter of 2017, subject to customary regulatory approvals, including the receipt of approval from the Committee on Foreign Investment in the United States, and other customary closing conditions.
Full Year Results
Key financial highlights for the year ended December 31, 2016 include:

▪
Revenues of approximately $2,664 million compared to approximately $2,918 million for the prior year. The decrease of 9 percent was primarily attributable to lower average aluminum prices included in our invoiced prices, an unfavorable mix of products sold and the negative impact of a stronger U.S. dollar. These decreases were partially offset by improved rolling margins.

▪
Net loss of $76 million in the current year compared to net income of $49 million in 2015. The change resulted from a gain on the sale of discontinued businesses in 2015, the factors that drove the decrease in Adjusted EBITDA discussed below, an unfavorable change in the income tax provision, increased start-up costs and increased debt extinguishment costs. These were partially offset by a favorable variance in unrealized gains and losses on derivatives, a favorable variance in metal price lag, lower interest expense, resulting primarily from interest capitalized related to the North America ABS project, and lower restructuring charges.

▪
Adjusted EBITDA decreased to $205 million in the current year from $223 million in 2015 primarily due to unfavorable year-over-year scrap spreads and currency movements. In addition, the favorable impacts of increased global automotive and aerospace volumes were offset by an unfavorable mix of products sold and decreased volumes in North America, where production issues, planned outages and bottlenecks prevented the segment from realizing the benefits of a strong demand environment. These decreases were partially offset by improved rolling margins.

▪
Cash provided by operating activities totaled $12 million in the current year compared to $120 million in the prior year period. The current year cash provided by operating activities primarily relates to $65 million of cash from earnings, partially offset by cash used to fund a $53 million increase in net operating assets.

▪
Capital expenditures increased to $358 million in the current year from $314 million during the prior year as a result of additional spending on our North America ABS Project and related spending to upgrade critical equipment and capabilities at the Lewisport facility.

Full Year Outlook
For 2017, we expect that segment income and Adjusted EBITDA will be higher than 2016, as improved demand for our products, a favorable scrap spread environment and productivity savings should more than offset the impact of a prolonged outage planned for the summer of 2017 to complete additional upgrades at our Lewisport facility. Segment income may also be favorably impacted by improved metal price lag, should aluminum prices remain at current levels or increase. Pre-tax income will be impacted by these factors as well as substantially higher start-up costs associated with the North America ABS project, and higher interest expense associated with the additional $250 million of 9½% Senior Secured Notes due 2021 issued in February 2017. While we are optimistic that recent positive demand trends will continue, our performance will be dependent upon, in part, the performance of the global economy.
We expect capital spending of approximately $230 million to $240 million in 2017 as work continues on the North America ABS project and other upgrades at our Lewisport facility.
First Quarter Outlook
We estimate that segment income and Adjusted EBITDA for the first quarter of 2017 will be in line with or slightly above the first quarter of 2016 and higher than the fourth quarter of 2016 due to normal seasonality. Factors influencing anticipated first quarter performance include:

▪	Lower volumes and a lower value-added mix of products sold:

▪	The North America ABS project will likely have an unfavorable impact on our North America distribution volumes;

▪	Aerospace destocking and lower automotive volumes due to program timing; and

▪	North America building and construction demand trends continue;

▪	Favorable scrap spread trends as aluminum prices increase; and

▪	The Aleris Operating System is expected to drive productivity gains as operating performance improves.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on March 3, 2017 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, the pending acquisition of Aleris Corporation by Zhongwang USA LLC (the “Merger”), future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to fulfill our substantial capital investment requirements; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) risks related to the Merger, including the possibility that the Merger may not be consummated or that, if the Merger does close, our stockholders may not realize the anticipated benefits from the Merger, and (22) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues	$613.1	$637.0	$2,663.9	$2,917.8
Cost of sales	550.1	593.9	2,376.0	2,702.9
Gross profit	63.0	43.1	287.9	214.9
Selling, general and administrative expenses	59.2	44.8	218.5	203.5
Restructuring charges	(0.3)	1.6	1.5	10.3
Losses on derivative financial instruments	9.3	4.5	12.1	6.9
Other operating expense, net	1.3	0.6	3.9	2.5
Operating (loss) income	(6.5)	(8.4)	51.9	(8.3)
Interest expense, net	24.1	19.4	82.5	94.1
Other (income) expense, net	(4.2)	(2.3)	1.7	(7.4)
Loss from continuing operations before income taxes	(26.4)	(25.5)	(32.3)	(95.0)
Provision for (benefit from) income taxes	9.5	(6.8)	40.0	(22.7)
Loss from continuing operations	(35.9)	(18.7)	(72.3)	(72.3)
Income (loss) from discontinued operations, net of tax	1.3	6.1	(3.3)	121.1
Net (loss) income	(34.6)	(12.6)	(75.6)	48.8
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	0.1
Net (loss) income attributable to Aleris Corporation	$(34.6)	$(12.6)	$(75.6)	$48.7

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Segment income:
North America	$16.3	$14.9	$86.1	$107.9
Europe	35.6	32.3	149.4	131.8
Asia Pacific	4.6	1.3	10.8	—
Total segment income	56.5	48.5	246.3	239.7

Depreciation and amortization	(26.0)	(30.9)	(104.9)	(123.8)
Other corporate general and administrative expenses	(12.3)	(9.3)	(51.8)	(48.4)
Interest expense, net	(24.1)	(19.4)	(82.5)	(94.1)
Unallocated (losses) gains on derivative financial instruments	(4.6)	(4.2)	19.1	(30.2)
Unallocated currency exchange gains (losses)	0.6	(2.1)	(0.5)	1.2
Restructuring charges	0.3	(1.6)	(1.5)	(10.3)
Start-up costs	(15.5)	(6.5)	(46.0)	(21.1)
Loss on extinguishment of debt	—	—	(12.6)	(2.0)
Other (expense) income, net	(1.3)	—	2.1	(6.0)
Loss from continuing operations before income taxes	$(26.4)	$(25.5)	$(32.3)	$(95.0)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Metric tons of finished product shipped:
North America	109.5	108.5	486.3	492.8
Europe	75.9	78.9	326.7	313.6
Asia Pacific	5.3	5.8	22.6	21.8
Intra-entity shipments	(1.7)	(4.2)	(6.1)	(5.8)
Total metric tons of finished product shipped	189.0	189.0	829.5	822.4

Revenues:
North America	$310.8	$306.9	$1,365.1	$1,532.8
Europe	281.7	310.7	1,222.6	1,335.3
Asia Pacific	24.9	27.2	100.5	96.4
Intra-entity revenues	(4.3)	(7.8)	(24.3)	(46.7)
Total revenues	$613.1	$637.0	$2,663.9	$2,917.8

Commercial margin (1):
North America	$133.1	$127.3	$568.1	$597.4
Europe	136.8	141.0	574.2	568.8
Asia Pacific	13.6	9.6	50.7	38.2
Total commercial margin (2)	$283.6	$277.9	$1,193.1	$1,204.4

Commercial margin per metric ton:
North America	$1,215.4	$1,174.0	$1,168.5	$1,212.1
Europe	1,803.6	1,786.5	1,757.4	1,813.9
Asia Pacific	2,565.9	1,661.0	2,236.6	1,748.6

Segment Adjusted EBITDA (1):
North America	$14.2	$11.9	$81.4	$109.1
Europe	34.4	34.1	151.3	149.3
Asia Pacific	4.2	1.3	10.4	—
Corporate	(10.0)	(8.0)	(38.0)	(35.6)
Total Adjusted EBITDA	$42.8	$39.3	$205.1	$222.8

Segment Adjusted EBITDA per metric ton:
North America	$129.2	$110.1	$167.3	$221.0
Europe	453.0	432.3	463.0	476.0
Asia Pacific	787.1	224.1	459.6	*
Aleris Corporation	226.5	208.1	247.3	270.9

* Result is not meaningful.
(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	December 31, 2016	December 31, 2015
Current Assets
Cash and cash equivalents	$55.6	$62.2
Accounts receivable (net of allowances of $7.6 and $7.7 at December 31, 2016 and 2015, respectively)	218.7	216.2
Inventories	538.9	480.3
Prepaid expenses and other current assets	33.4	28.7
Total Current Assets	846.6	787.4
Property, plant and equipment, net	1,346.0	1,138.7
Intangible assets, net	36.8	38.9
Deferred income taxes	88.3	112.6
Other long-term assets	72.2	82.9
Total Assets	$2,389.9	$2,160.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$246.6	$223.2
Accrued liabilities	201.4	233.8
Current portion of long-term debt	27.7	8.7
Total Current Liabilities	475.7	465.7
Long-term debt	1,438.5	1,109.6
Deferred income taxes	2.8	2.5
Accrued pension benefits	158.4	149.1
Accrued postretirement benefits	34.2	38.8
Other long-term liabilities	63.7	67.6
Total Long-Term Liabilities	1,697.6	1,367.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,904,250 and 31,768,819 shares issued at December 31, 2016 and 2015, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	428.0	421.9
Retained earnings	11.8	87.7
Accumulated other comprehensive loss	(223.5)	(182.7)
Total Equity	216.6	327.2
Total Liabilities and Equity	$2,389.9	$2,160.5

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating activities
Net (loss) income	$(34.6)	$(12.6)	$(75.6)	$48.8
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation and amortization	26.0	30.9	104.9	123.8
Provision for deferred income taxes	6.2	(28.7)	21.5	34.5
Stock-based compensation expense	1.8	1.0	7.0	4.8
Unrealized losses (gains) on derivative financial instruments	4.7	4.4	(19.0)	28.1
Amortization of debt issuance costs	1.4	1.6	5.7	6.6
Loss on extinguishment of debt	—	—	12.6	2.0
Net (gain) loss on sale of discontinued operations	(1.4)	5.7	3.3	(191.7)
Other	0.8	1.5	4.9	(10.2)
Changes in operating assets and liabilities:
Change in accounts receivable	50.8	82.0	(9.4)	(31.3)
Change in inventories	(60.8)	11.2	(70.2)	128.0
Change in other assets	(2.1)	4.1	(1.4)	3.8
Change in accounts payable	(5.6)	(45.3)	41.7	(18.6)
Change in accrued liabilities	(21.8)	(7.7)	(14.0)	(9.1)
Net cash (used) provided by operating activities	(34.6)	48.1	12.0	119.5
Investing activities
Payments for property, plant and equipment	(62.4)	(138.5)	(358.1)	(313.6)
Proceeds from the sale of businesses, net of cash transferred	5.0	0.3	5.0	587.4
Other	(0.4)	(0.3)	(1.5)	(0.1)
Net cash (used) provided by investing activities	(57.8)	(138.5)	(354.6)	273.7
Financing activities
Proceeds from revolving credit facilities	160.3	—	360.4	159.5
Payments on revolving credit facilities	(45.3)	(0.2)	(107.0)	(380.8)
Proceeds from senior secured notes, net of discount	—	—	540.4	—
Payments on the senior notes, including premiums on payment	—	—	(443.8)	(125.0)
Net payments on other long-term debt	(0.6)	(6.0)	(7.3)	(6.4)
Debt issuance costs	(0.4)	(0.2)	(4.0)	(4.6)
Other	0.1	(1.5)	(0.6)	(2.6)
Net cash provided (used) by financing activities	114.1	(7.9)	338.1	(359.9)
Effect of exchange rate differences on cash and cash equivalents	(2.6)	(4.3)	(2.1)	(7.1)
Net increase (decrease) in cash and cash equivalents	19.1	(102.6)	(6.6)	26.2
Cash and cash equivalents at beginning of period	36.5	164.8	62.2	36.0
Cash and cash equivalents at end of period	$55.6	$62.2	$55.6	$62.2

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows (Used) Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjusted EBITDA	$42.8	$39.3	$205.1	$222.8
Unrealized (losses) gains on derivative financial instruments of continuing operations	(4.7)	(4.4)	19.0	(30.1)
Restructuring charges	0.3	(1.6)	(1.5)	(10.3)
Unallocated currency exchange gains (losses) on debt	0.3	(2.1)	(0.6)	1.0
Stock-based compensation expense	(1.8)	(1.0)	(7.0)	(4.8)
Start-up costs	(15.5)	(6.5)	(46.0)	(21.1)
Favorable (unfavorable) metal price lag	3.8	1.2	3.2	(18.6)
Loss on extinguishment of debt	—	—	(12.6)	(2.0)
Other	(1.5)	(0.1)	(4.5)	(14.1)
EBITDA	23.7	24.8	155.1	122.8
Interest expense, net	(24.1)	(19.4)	(82.5)	(94.1)
(Provision for) benefit from income taxes	(9.5)	6.8	(40.0)	22.7
Depreciation and amortization	(26.0)	(30.9)	(104.9)	(123.8)
Income (loss) from discontinued operations, net of tax	1.3	6.1	(3.3)	121.1
Net (loss) income attributable to Aleris Corporation	(34.6)	(12.6)	(75.6)	48.7
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	0.1
Net (loss) income	(34.6)	(12.6)	(75.6)	48.8
Depreciation and amortization	26.0	30.9	104.9	123.8
Provision for (benefit from) deferred income taxes	6.2	(28.7)	21.5	34.5
Stock-based compensation expense	1.8	1.0	7.0	4.8
Unrealized losses (gains) on derivative financial instruments	4.7	4.4	(19.0)	28.1
Amortization of debt issuance costs	1.4	1.6	5.7	6.6
Loss on extinguishment of debt	—	—	12.6	2.0
Net (gain) loss on sale of discontinued operations	(1.4)	5.7	3.3	(191.7)
Other	0.8	1.5	4.9	(10.2)
Change in operating assets and liabilities:
Change in accounts receivable	50.8	82.0	(9.4)	(31.3)
Change in inventories	(60.8)	11.2	(70.2)	128.0
Change in other assets	(2.1)	4.1	(1.4)	3.8
Change in accounts payable	(5.6)	(45.3)	41.7	(18.6)
Change in accrued liabilities	(21.8)	(7.7)	(14.0)	(9.1)
Net cash (used) provided by operating activities	$(34.6)	$48.1	$12.0	$119.5

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
North America
Segment income	$16.3	$14.9	$86.1	$107.9
(Favorable) unfavorable metal price lag	(2.2)	(3.0)	(4.7)	1.1
Segment Adjusted EBITDA (1)	$14.2	$11.9	$81.4	$109.1

Europe
Segment income	$35.6	$32.3	$149.4	$131.8
(Favorable) unfavorable metal price lag	(1.2)	1.8	1.9	17.4
Segment Adjusted EBITDA (1)	$34.4	$34.1	$151.3	$149.3

Asia Pacific
Segment income	$4.6	$1.3	$10.8	$—
Favorable metal price lag	(0.4)	—	(0.4)	—
Segment Adjusted EBITDA	$4.2	$1.3	$10.4	$—

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
North America
Revenues	$310.8	$306.9	$1,365.1	$1,532.8
Hedged cost of metal	(175.5)	(176.6)	(792.3)	(936.5)
(Favorable) unfavorable metal price lag	(2.2)	(3.0)	(4.7)	1.1
Commercial margin	$133.1	$127.3	$568.1	$597.4

Europe
Revenues	$281.7	$310.7	$1,222.6	$1,335.3
Hedged cost of metal	(143.7)	(171.5)	(650.3)	(783.9)
(Favorable) unfavorable metal price lag	(1.2)	1.8	1.9	17.4
Commercial margin	$136.8	$141.0	$574.2	$568.8

Asia Pacific
Revenues	$24.9	$27.2	$100.5	$96.4
Hedged cost of metal	(10.9)	(17.6)	(49.4)	(58.2)
Favorable metal price lag	(0.4)	—	(0.4)	—
Commercial margin	$13.6	$9.6	$50.7	$38.2

Aleris Corporation
Revenues	$613.1	$637.0	$2,663.9	$2,917.8
Hedged cost of metal	(325.7)	(357.9)	(1,467.6)	(1,732.1)
(Favorable) unfavorable metal price lag	(3.8)	(1.2)	(3.2)	18.6
Commercial margin	$283.6	$277.9	$1,193.1	$1,204.3